Exhibit 99.1

News Release

Edgewise Therapeutics Appoints Arlene Morris to its Board of Directors

Boulder, Colo., (May 7, 2024) – Edgewise Therapeutics, Inc., (Nasdaq: EWTX), a leading muscle disease biopharmaceutical company, today announced the appointment of biotechnology industry veteran Arlene Morris to its Board of Directors. Ms. Morris has extensive experience in the pharmaceutical and biotechnology industries serving in numerous executive management and board roles.

“With over 30 years of exceptional leadership experience in the biotech industry, we are delighted to welcome Arlene to our Board,” said Kevin Koch, Ph.D., President and Chief Executive Officer. “Arlene brings invaluable expertise in strategic development and operational excellence, and we are thankful to count her as a valued advisor as we continue to advance our mission of changing the lives of patients and families affected by serious muscle diseases.”

Ms. Morris currently serves as Chief Executive Officer of Willow Advisors, a consultancy advising biotech companies on financing, strategy and business development. She brings extensive experience in the pharmaceutical and biotechnology industries from numerous management and board roles. Previously, she spent over a decade leading public biotechnology companies, as Chief Executive Officer of Syndax Pharmaceuticals, a biopharmaceutical company focused on the development and commercialization of an epigenetic therapy for treatment-resistant cancers, and prior, as President and Chief Executive Officer of Affymax, where she led the company through the development of peginesatide (Omontys®). Ms. Morris also held various management and executive positions at Clearview Projects, Coulter Pharmaceutical, Scios, and Johnson & Johnson. She is currently a member of the Board of Directors of Cogent Biosciences, Palatin Technologies, TC BioPharm and Viridian Therapeutics.

About Edgewise Therapeutics

Edgewise Therapeutics is a leading muscle disease biopharmaceutical company developing novel therapeutics for muscular dystrophies and serious cardiac conditions. The Company’s deep expertise in muscle physiology is driving a new generation of novel therapeutics. Sevasemten is an orally administered skeletal myosin inhibitor in late-stage clinical trials in Becker and Duchenne muscular dystrophies. EDG-7500 is a novel cardiac sarcomere modulator for the treatment of hypertrophic cardiomyopathy and other diseases of diastolic dysfunction, currently in Phase 2 clinical development. The entire team at Edgewise is dedicated to our mission: changing the lives of patients and families affected by serious muscle diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, X (formerly Twitter), Facebook, Instagram and Threads.

###

CONTACT:

Investors & Media

Michael Carruthers

Chief Financial Officer

ir@edgewisetx.com